UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2009

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2009, Biolase Technology, Inc. (the "Company") filed a Current Report on Form 8-K (the "March 5, 2009 Form 8-K") with the Securities and Exchange Commission to disclose, among other things, the resignation of Jake P. St. Philip from his position as Chief Executive Officer and as a director of the Company. The purpose of this amendment to the March 5, 2009 Form 8-K is to disclose that the Company has entered into a separate separation and general release agreement with Mr. St. Philip.

(e) On March 10, 2009, the Company entered into a Separation and General Release Agreement with Jake P. St. Philip (the "Agreement"). Pursuant to the Agreement, Mr. St. Philip will receive (i) a severance payment of $350,000.00, subject to all applicable tax withholding and payable (x) one-half on May 9, 2009 and (y) one-half in twelve (12) consecutive equal monthly installments commencing on June 1, 2009, (ii) COBRA premiums under the Company’s medical and dental benefit plans for twelve (12) months, and (iii) to the extent that it is permissible by law and in compliance with plan rules, premiums under the Company’s group life insurance, accidental death and dismemberment and disability benefit plans for twelve (12) months, (i) through (iii) above being in full and complete satisfaction of any and all obligations, rights, or claims related in any way to his employment with the Company, including but not limited to those obligations, rights, or claims previously existing under that certain Employment Agreement, dated as of January 2, 2008, by and between the Company and Mr. St. Philip.

The severance payment is subject to Mr. St. Philip’s execution, delivery, and non-retraction of a general release and wavier of claims, and such other terms, conditions, and restrictive covenants customary for agreements of this purpose.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

March 13, 2009	By:	David M. Mulder

Name: David M. Mulder
Title: Chief Executive Officer